Exhibit 99.1

Caliber Advances Real Estate Fund Tokenization Strategy with Chainlink’s Compliance and Distribution Infrastructure

Nasdaq-listed real estate asset manager focuses on the “last mile” of tokenization: making private real estate funds easier to access, verify, administer, and distribute through regulated channels, enabled by Chainlink’s oracle platform

SCOTTSDALE, Ariz, July 2, 2026 – Caliber (Nasdaq: CWD), a real estate-focused alternative asset manager, today announced the next phase of its real estate fund tokenization strategy, building on Chainlink, the industry-standard oracle platform, as part of a broader effort to modernize how private real estate assets and funds are financed, owned, administered, and accessed.

Caliber believes tokenization is moving from concept to implementation. The hard part is no longer simply creating a token. The harder challenge is making tokenized investments work inside regulated markets, existing wealth management systems, advisor workflows, investor onboarding processes, compliance requirements, and future distribution channels.

This marks an important step in Caliber’s transition from digital asset exposure to digital asset implementation, applied inside its established real estate investment platform rather than as a separate line of business. The Company has invested in LINK, the token underlying Chainlink, and is now working to apply Chainlink-enabled infrastructure inside its real estate investment platform.

One of the largest barriers to tokenizing private funds is compliance and distribution. Investors must be verified, eligibility rules must be enforced, transactions must be monitored, and records must be auditable. Chainlink’s Automated Compliance Engine (ACE) is solving this by connecting identity, policy enforcement, compliance, and reporting across digital asset workflows.

What differentiates Caliber is its role as an operating real estate fund manager. Caliber is not approaching tokenization as a standalone technology project. The Company is working to apply tokenization to real investment products and fund structures within its own platform, with a focus on the practical requirements that matter to investors and advisors: clear valuations, improved liquidity, improved access, institutional custody, transparent reporting, and automated compliance, administration, and usability.

“Tokenization matters if it makes real investing better,” said Chris Loeffler, Chief Executive Officer of Caliber. “For private real estate funds & REITs that means solving for the industry’s two biggest challenges: valuation & liquidity. We view Chainlink’s platform, including ACE, as critical infrastructure moving tokenized real estate from theory to practical implementation by supporting the process of automating valuation, facilitating the ability to borrow against a token, and facilitating the ability to trade tokens on exchanges – all in a manner compliant with existing securities regulations.”

“Tokenization is about more than creating digital representations of assets—it’s about enabling those assets to move through compliance-enabled financial workflows,” said Liam Karwan, Head of RWAs and Stablecoins at Chainlink Labs. “Caliber’s focus on applying tokenization reflects growing digital asset adoption across regulated market participants. The Chainlink platform provides the compliance and interoperability infrastructure needed to bring tokenized real-world assets into production across global capital markets.”

Chainlink ACE connects asset issuers, identity providers, risk scoring platforms, wallets, and distribution channels into a unified framework. By adopting the Chainlink platform, Caliber is able to support core requirements for tokenized private funds: reusable investor verification, flexible compliance rules, stronger auditability, and compliant distribution across digital channels.

For Caliber and its investors, tokenization is improving the private investment experience through more efficient onboarding, better transparency into ownership and valuation, smoother administration, and a more modern framework for capital movement over time.

Caliber’s roadmap begins with selected investments it believes are well-suited for tokenization, including its offering constructing the largest indoor Pickleball & Padel facility in the United States, and reflects a broader strategy to apply tokenization where the use case is clear and investor benefit is tangible.

For public market investors, Caliber believes this strategy creates a differentiated platform: CWD provides exposure to an established real estate asset management business that is implementing blockchain infrastructure for real estate fund tokenization, supported by the Company’s holdings of LINK, the token underlying Chainlink.

While blockchain does not eliminate investment risk, Caliber believes it can strengthen capital formation, modernize fund operations and ownership infrastructure, and support greater liquidity in private markets.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements herein include, but are not limited to: timing of Steamboat Springs project to breaking ground; development expected to require approximately 15–17 months from groundbreaking to opening; Steamboat Springs targeted opening in the third or fourth quarter of 2027; Hyatt Studios’ development targeted levered IRRs and targeted equity multiples; statements regarding Riverwalk leisure market demand and average daily rate (ADR) performance. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations
Phillip Roberson
+1 917-498-4711
PRobertson@ImpactPartners.com